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EXHIBIT 12.1


RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN THOUSANDS)


                                                               1994       1995       1996        1997          1998
                                                               ----       ----       ----        ----          ----
Fixed Charges
     Interest on debt and capitalized leases                   3,430      11,938      19,804      35,096       62,677
     Amortization of deferred financing costs                    296         595         620       1,152        1,771
     Interest component of rentals                               879       1,638       2,782       6,965       12,006
                                                             --------------------------------------------------------
                                                               4,605      14,171      23,206      43,213       76,454
                                                             -------    --------    --------    --------     --------

Net income (loss)                                             (2,399)    (20,102)    (49,130)    (52,461)    (126,484)
Add back (deduct)
     Extraordinary items                                       1,309       2,695       3,675         -            -
     Income tax provision (benefit)                             (152)       (595)     (1,021)     (4,861)     (47,094)
     Fixed charges                                             4,605      14,171      23,206      43,213       76,454
                                                             --------------------------------------------------------
                                      Total earnings           3,363      (3,831)    (23,270)    (14,109)     (97,124)
                                                             =======    ========    ========    ========     ========

     Fixed charges in excess of earnings                      (1,242)    (18,002)    (46,476)    (57,322)    (173,578)
                                                             =======    ========    ========    ========     ========
